Exhibit 16.1

[Letterhead of Vasquez & Company LLP]

March 28, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 28, 2011 to be filed by our former client, International Stem Cell Corporation. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ Vasquez & Company LLP

Los Angeles, CA

Registered with Public Company Accounting Oversight Board

Member of Private Companies Practice Section & Center for Public Company Audit Firms